Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports Second Quarter 2010 Income From
Continuing Operations of $57.7 Million, or $0.32 Per Diluted Share
     HOUSTON, July 29, 2010 — Pride International, Inc. (NYSE: PDE) today reported income from continuing operations, net of tax, for the three months ended June 30, 2010 of $57.7 million, or $0.32 per diluted share. The quarterly results compared to income from continuing operations, net of tax, for the three months ended March 31, 2010 of $80.7 million, or $0.45 per diluted share. For the three months ended June 30, 2009, income from continuing operations, net of tax, was $134.7 million, or $0.76 per diluted share. Revenues totaled $350.3 million during the second quarter of 2010 compared to $362.8 million and $439.5 million during the first quarter of 2010 and second quarter of 2009, respectively.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “The second quarter was a good quarter for us both financially, as earnings were in the middle of the range of our previous guidance, and operationally, with the arrival of the Deep Ocean Ascension in the Gulf of Mexico. Currently, the rig is preparing to undergo acceptance testing in the Gulf of Mexico, which we expect to commence shortly. As a consequence of the current moratorium and uncertainty related to the political and business environment in the Gulf of Mexico, we are in discussions with our customer related to the possibility of relocating the Deep Ocean Ascension outside the Gulf of Mexico.”
     Net income for the three months ended June 30, 2010 was $57.5 million, or $0.32 per diluted share, compared to net income of $73.0 million, or $0.41 per diluted share, including a loss from discontinued operations, net of tax, of $7.7 million, or $0.04 per diluted share, for the three months ended March 31, 2010. For the three months ended June 30, 2009, net income totaled $124.1 million, or $0.70 per diluted share, including a loss from discontinued operations, net of tax, of $10.6 million, or $0.06 per diluted share.
     For the six months ended June 30, 2010, income from continuing operations totaled $138.4 million, or $0.78 per diluted share, while net income was $130.5 million, or $0.73 per diluted share, inclusive of a loss from discontinued operations of $7.9 million, or $0.05 per diluted share. The year-to-date 2010 results compared to income from continuing operations for the six months ended June 30, 2009 of $283.6 million, or $1.61 per diluted share, inclusive of a loss from discontinued operations of $0.6 million.
     Cash and cash equivalents at June 30, 2010 were $311 million compared to $763 million at December 31, 2009. The decline largely reflected the final milestone payment on the Deep Ocean Ascension during the first quarter of 2010. A final milestone payment on the company’s next deepwater drillship delivery, the Deep Ocean Clarion, is expected during the third quarter of 2010. Total debt at June 30, 2010 was $1.2 billion, essentially unchanged from total debt at December 31, 2009. With stockholders’ equity at June 30, 2010 of $4.4 billion, the company’s debt-to-total-capital ratio was 21% at the conclusion of the second quarter, remaining at the bottom end of the targeted range of 20% to 40%.
     Net cash flows from operating activities were $110.2 million during the three months ended June 30, 2010, and totaled $210.4 million for the six months ended June 30, 2010. Capital expenditures in the second quarter of 2010 were $115.8 million, bringing the total through June 30, 2010 to $609.5 million. The company’s estimate for total capital expenditures in 2010 remains $1.05 billion. Capital expenditures associated with the company’s four rig ultra-deepwater expansion program were $31.9 million in the second quarter and $453.5 million for the six months ended June 30, 2010. Since inception of the ultra-deepwater expansion program, the company has spent an estimated $2.0 billion, with an additional $1.2 billion remaining to complete the program. Capital expenditure amounts stated above exclude capitalized interest.
     Deepwater Segment
     Revenues from the company’s Deepwater segment were $222.5 million during the second quarter of 2010 compared to $220.8 million for the first quarter of the year. Segment utilization of 90% was essentially flat in the second quarter of 2010 compared to 91% in the first quarter of the year, as higher activity on the semisubmersible rigs Pride Rio de Janeiro and Pride South Pacific was offset by a scheduled shipyard program for the semisubmersible rig Pride Carlos Walter and repairs on the semisubmersible rig Pride North America. Both rigs returned to work prior to the end of the second quarter. Average daily revenues improved in the second quarter of 2010 to $340,800 from $335,100 in the first quarter due primarily to a dayrate escalation on the Pride North America, which was retroactive to the beginning of 2010. Earnings from operations were $83.0 million in the second quarter of 2010, while segment earnings before interest, taxes, depreciation and amortization (EBITDA) were $104.9 million. The results compared to earnings from operations of $87.5 million and EBITDA of $108.2 million during the first quarter of 2010. Segment operating costs, net of client reimbursables, increased to $115.3 million from $110.5 million in the first quarter, due primarily to higher labor, repair and maintenance costs, as well as start-up costs on the new ultra-deepwater drillships Deep Ocean Clarion and Deep Ocean Mendocino related primarily to the hiring and training of rig personnel. Contracted rig days in the segment remained strong through June 30, 2010, with 100% of the available rig days under contract over the balance of 2010, while 80% are under contract in 2011, 67% in 2012 and 55% in 2013.
     The intermediate-term outlook for the deepwater sector has become increasingly unclear since the Deepwater Horizon incident in April 2010. Even before the incident, the sector was faced with challenges resulting from the combination of lower client demand, stemming largely from uncertainty surrounding the strength of the worldwide economic recovery, and expanding sector capacity. With the heightened uncertainty, clients are displaying a tendency to wait and see if further dayrate softness develops before making near-term incremental deepwater rig commitments. Some deepwater rig supply is relocating from the U.S. Gulf of Mexico in response to the uncertainty in the region, which is having a negative impact on global deepwater dayrates. This is especially true for, but not limited to, the industry’s conventionally moored deepwater rigs. Further rig relocations out of the U.S. Gulf of Mexico are expected, driven largely by the availability of work in international markets and the anticipated length of the activity disruption in the region. The moratorium is currently expected to expire on November 30, 2010, and with the implementation of pending regulations and revised operating procedures, including increased difficulty by our clients in obtaining drilling permits, we do not expect activity levels to increase substantially in the region until well into 2011.
     Midwater Segment
     Revenues from the company’s Midwater segment totaled $89.3 million during the second quarter of 2010 compared to $94.2 million in the first quarter of the year. Earnings from operations were $12.7 million compared to $30.9 million, while segment EBITDA was $25.2 million compared to $42.9 million, over the same comparative period. A decline in segment utilization to 61% in the second quarter of 2010 from 66% during the first quarter was a primary driver of the reduced financial performance in the quarter, due in part to a planned shipyard program on the semisubmersible rig Pride South Atlantic, and the downtime on the Pride Mexico for mechanical repairs. In addition, operating costs increased to $63.9 million in the second quarter of 2010, before client reimbursables, compared to first quarter 2010 operating costs of $50.9 million, due primarily to repair and maintenance projects associated with the Pride South Atlantic and Pride Venezuela. The Pride South Atlantic project was completed in an estimated 23 days during the second quarter, while the project covering repairs and an upgrade of the Pride Venezuela concluded in July 2010. The rig is mobilizing to Brazil where it is expected to commence a one-year project in October 2010. At June 30, 2010, the Midwater segment had 78% of the available rig days remaining in 2010 under contract, with 76% under contract in 2011, 35% in 2012 and 14% in 2013.
     Client demand for midwater rigs is expected to trail the industry supply of approximately 110 units through 2010 and into 2011. At June 30, 2010, 13 midwater units were idle globally with another 24 units expected to complete contracts over the second half of 2010. Average contract durations for the rigs that have secured contract awards in 2010 for drilling assignments outside of the UK and Norwegian sectors of the North Sea have declined to approximately six months. The possible displacement of rigs from the U.S. Gulf of Mexico in response to the drilling moratorium on all floating drilling units could cause further downward pressure on utilization and dayrates in the segment as competition for what is currently a limited number of drilling opportunities for midwater and conventionally moored deepwater rigs becomes more heated. Following the October 2010 expected commencement of the one-year contract on the Pride Venezuela, the midwater semisubmersible rig Pride South Seas will be the only idle floating unit in the Pride International fleet. The company has cold stacked the Pride South Seas and does not expect contract opportunities supporting the possible reactivation of the unit before 2011.

     Independent Leg Jackup Segment
     Revenues from the company’s seven independent leg jackup rigs were $21.6 million during the second quarter of 2010 compared to $31.6 million during the first quarter of the year. The second quarter of 2010 concluded with four of the company’s seven jackup rigs idle, including the Pride Hawaii, which completed a contract offshore India during the first week of the second quarter. The lower activity on the Pride Hawaii, together with planned out-of-service time on the Pride Montana, contributed to a decline in segment utilization in the second quarter to 39% from 45% during the first quarter of 2010. The lower utilization was partially offset by higher activity on the Pride Cabinda following out-of-service time during the first quarter of 2010 to complete repairs. The segment reported a loss from operations of $12.1 million during the second quarter of 2010 compared to a $1.2 million loss in the first quarter of the year. Segment EBITDA was negative $3.5 million compared to $6.3 million over the same comparative period. Average daily revenues in the second quarter of 2010 declined to $87,000 from $110,100 in the first quarter of the year due primarily to a lower dayrate on the Pride Cabinda. At June 30, 2010, the Independent Leg Jackup segment had 36% of the available rig days remaining in 2010 under contract, with 7% under contract in 2011 and no rig days under contract beyond 2011.
     At June 30, 2010, 116 jackup rigs were idle in the industry’s global fleet compared to 120 idle jackups at March 31, 2010 and 119 idle units at June 30, 2009. The sector is displaying evidence of stability, with utilization holding at approximately 75%, but meaningful dayrate improvement among the industry’s fleet of jackups possessing standard capabilities is expected to be difficult through the balance of 2010 and into 2011 as contract commitments remain short and new capacity with advanced specifications is added through 2012. Of the company’s four idle jackups, three are not expected to be reactivated for the foreseeable future and have been cold stacked.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 24 rigs, including three deepwater drillships, 12 semisubmersible rigs, seven independent leg jackups, and two managed deepwater rigs. The company also has three ultra-deepwater drillships under construction. The company’s floating rig fleet operates primarily offshore Brazil and West Africa.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, July 29, 2010 to discuss results for the second quarter of 2010, recent events and management’s operational and marketing outlook. Individuals who wish to participate in the conference call should dial 913-312-0835 and refer to confirmation code 5598490 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. Eastern time on July 29 and can be accessed by dialing 719-457-0820 and referring to pass code 5598490. Also, a replay will be available through the Internet and can be accessed by visiting the company’s worldwide web address. The replay options will be available for approximately 30 days.

     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	June 30,
	2010	2009
REVENUES
Revenues excluding reimbursable revenues	$344.0	$434.4
Reimbursable revenues	6.3	5.1

	350.3	439.5

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	217.9	205.2
Reimbursable costs	5.1	4.6
Depreciation and amortization	44.7	39.3
General and administrative, excluding depreciation and amortization	25.5	26.1
Gain on sales of assets, net	(0.2)	—

	293.0	275.2

EARNINGS FROM OPERATIONS	57.3	164.3

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	—	(0.1)
Interest income	0.9	0.7
Other income (expense), net	2.6	(3.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	60.8	161.3
INCOME TAXES	(3.1)	(26.6)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	57.7	134.7
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(0.2)	(10.6)

NET INCOME	$57.5	$124.1

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.32	$0.76
Loss from discontinued operations	—	(0.06)

Net income	$0.32	$0.70

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.32	$0.76
Loss from discontinued operations	—	(0.06)

Net income	$0.32	$0.70

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.5	173.5
Diluted	176.0	173.7

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Six Months Ended
	June 30,
	2010	2009
REVENUES
Revenues excluding reimbursable revenues	$701.4	$873.7
Reimbursable revenues	11.7	17.7

	713.1	891.4

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	418.8	405.4
Reimbursable costs	9.4	15.8
Depreciation and amortization	86.8	78.8
General and administrative, excluding depreciation and amortization	55.1	55.2
Gain on sales of assets, net	(0.5)	(0.5)

	569.6	554.7

EARNINGS FROM OPERATIONS	143.5	336.7

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	—	(0.1)
Interest income	1.1	2.1
Other income (expense), net	11.6	(0.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	156.2	338.1
INCOME TAXES	(17.8)	(54.5)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	138.4	283.6
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(7.9)	(0.6)

NET INCOME	$130.5	$283.0

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.78	$1.61
Loss from discontinued operations	(0.05)	—

Net income	$0.73	$1.61

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.78	$1.61
Loss from discontinued operations	(0.05)	—

Net income	$0.73	$1.61

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.5	173.4
Diluted	176.0	173.5

Pride International, Inc.
Consolidated Balance Sheets
(In millions, except par value)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$311.0	$763.1
Trade receivables, net	201.2	211.9
Deferred income taxes	8.5	21.6
Other current assets	115.5	167.6

Total current assets	636.2	1,164.2

PROPERTY AND EQUIPMENT	6,760.5	6,091.0
Less: accumulated depreciation	1,280.8	1,200.7

Property and equipment, net	5,479.7	4,890.3
OTHER ASSETS, NET	76.7	88.4

Total assets	$6,192.6	$6,142.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	139.6	132.4
Accrued expenses and other current liabilities	277.0	339.7

Total current liabilities	446.9	502.4

OTHER LONG-TERM LIABILITIES	109.3	118.3

LONG-TERM DEBT, NET OF CURRENT PORTION	1,147.0	1,161.7

DEFERRED INCOME TAXES	84.1	102.7

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.8	1.8
Paid-in capital	2,082.4	2,058.7
Treasury stock	(21.5)	(16.4)
Retained earnings	2,341.2	2,210.8
Accumulated other comprehensive income	1.4	2.9

Total stockholders’ equity	4,405.3	4,257.8

Total liabilities and stockholders’ equity	$6,192.6	$6,142.9

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$130.5	$283.0
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Eastern Hemisphere land rigs	—	(5.4)
Depreciation and amortization	86.8	107.9
Amortization and write-offs of deferred financing costs	1.2	0.9
Amortization of deferred contract liabilities	(26.9)	(26.9)
Gain on sales of assets, net	(0.5)	(5.4)
Deferred income taxes	(2.9)	(5.4)
Excess tax benefits from stock-based compensation	(2.6)	(0.1)
Stock-based compensation	16.5	17.9
Other, net	0.5	0.4
Net effect of changes in operating accounts (See Note 12)	4.0	0.8
Change in deferred gain on asset sales and retirements	—	4.9
Increase (decrease) in deferred revenue	0.6	(9.1)
Decrease in deferred expense	3.2	11.1

NET CASH FLOWS FROM OPERATING ACTIVITIES	210.4	374.6
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(655.4)	(474.7)
Proceeds from dispositions of property and equipment	0.9	0.8
Proceeds from the sale of Eastern Hemisphere land rigs, net	—	9.6
Proceeds from insurance	—	13.9

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(654.5)	(450.4)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(15.2)	(15.2)
Proceeds from debt borrowings	—	498.2
Debt financing costs	(0.1)	(6.0)
Net proceeds from employee stock transactions	4.7	1.9
Excess tax benefits from stock-based compensation	2.6	0.1

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	(8.0)	479.0
(Decrease) increase in cash and cash equivalents	(452.1)	403.2
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	763.1	712.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	$311.0	$1,115.7

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(Unaudited)
(In millions)

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009
Deepwater revenues:
Revenues excluding reimbursables	$219.0	$217.9	$232.4
Reimbursable revenues	3.5	2.9	2.4

Total Deepwater revenues	222.5	220.8	234.8

Midwater revenues:
Revenues excluding reimbursables	89.1	93.8	113.1
Reimbursable revenues	0.2	0.4	0.6

Total Midwater revenues	89.3	94.2	113.7

Independent Leg Jackups revenues:
Revenues excluding reimbursables	21.0	31.4	69.9
Reimbursable revenues	0.6	0.2	0.3

Total Independent Leg Jackups revenues	21.6	31.6	70.2

Other	16.7	16.2	20.7
Corporate	0.2	—	0.1

Total revenues	$350.3	$362.8	$439.5

Earnings (loss) from continuing operations:
Deepwater	$83.0	$87.5	$125.2
Midwater	12.7	30.9	36.9
Independent Leg Jackups	(12.1)	(1.2)	30.3
Other	1.0	0.6	0.4
Corporate	(27.3)	(31.5)	(28.5)

Total	$57.3	$86.3	$164.3

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2010	2009
Deepwater revenues:
Revenues excluding reimbursables	$436.9	$444.5
Reimbursable revenues	6.5	8.9

Total Deepwater revenues	443.4	453.4

Midwater revenues:
Revenues excluding reimbursables	182.8	242.1
Reimbursable revenues	0.7	3.4

Total Midwater revenues	183.5	245.5

Independent Leg Jackups revenues:
Revenues excluding reimbursables	52.4	148.0
Reimbursable revenues	0.8	0.5

Total Independent Leg Jackups revenues	53.2	148.5

Other	32.8	43.8
Corporate	0.2	0.2

Total revenues	$713.1	$891.4

Earnings (loss) from continuing operations:
Deepwater	$170.5	$229.1
Midwater	43.6	95.5
Independent Leg Jackups	(13.2)	69.7
Other	1.6	2.3
Corporate	(59.0)	(59.9)

Total	$143.5	$336.7

Pride International, Inc.
Quarterly Selected Segment Metrics

	Q2 2010		Q1 2010		Q2 2009
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$340,800	90%	$335,100	91%	$338,500	95%
Midwater	$269,700	61%	$265,000	66%	$253,800	82%
Independent Leg Jackups	$87,000	39%	$110,100	45%	$119,400	92%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Quarterly Selected Segment Metrics

	Six Months Ended June 30,
	2010		2009
	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$337,900	91%	$336,800	93%
Midwater	$267,200	63%	$259,700	87%
Independent Leg Jackups	$99,400	42%	$123,100	95%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q2 2010	Q1 2010	Q2 2009
Deepwater
Earnings from continuing operations	$83.0	$87.5	$125.2
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	21.9	20.7	19.1

EBITDA	104.9	108.2	144.3

Midwater
Earnings from continuing operations	12.7	30.9	36.9
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	12.5	12.0	11.2

EBITDA	25.2	42.9	48.1

Independent Leg Jackups
Earnings (loss) from continuing operations	(12.1)	(1.2)	30.3
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	8.6	7.5	7.0

EBITDA	(3.5)	6.3	37.3

Other & Corporate
Loss from continuing operations	(25.9)	(36.5)	(57.7)
Plus: Total interest expense, net	(0.9)	(0.2)	(0.6)
Plus: Income tax provision	3.1	14.7	26.6
Plus: Depreciation and amortization	1.7	1.9	2.0

EBITDA	(22.0)	(20.1)	(29.7)

Total Pride International Inc.
Income (loss) from continuing operations	57.7	80.7	134.7
Plus: Total interest expense (income), net	(0.9)	(0.2)	(0.6)
Plus: Income tax provision	3.1	14.7	26.6
Plus: Depreciation and amortization	44.7	42.1	39.3

EBITDA	$104.6	$137.3	$200.0